Exhibit 23(a)


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 3, 2003 relating to the financial statements and financial statement schedule of PPL Corporation, which appears in the PPL Corporation Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference in this Registration Statement of our report dated June 25, 2003 relating to the financial statements and financial statement schedules of the PPL Employee Stock Ownership Plan, which appears in the Annual Report of the PPL Employee Stock Ownership Plan on Form 11-K for the year ended December 31, 2002.



/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
November 10, 2003